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EXHIBIT 99.1
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Scripts

Slide 1 - Title

Welcome to the First Charter conference call to discuss issues related to the January 16, 2001 earnings release and analyst presentation. I am Bob Bratton the Chief Financial Officer and with me today are members of our executive management team. The slides referred to during this call are available by visiting our website, www.FirstCharter.com and following the link provided under our "Shareholder Information" section.

Slide 2 - Forward-looking Statement

While I am not going to read this disclosure, I remind you all that this call is being conducted in accordance with the requirements under Regulation FD-"Fair Disclosure".

Slide 3 - Outline

This presentation will be in two phases. We will review the results of operation for the fourth quarter of 2000 and the full year. In addition, we will discuss the major initiatives for 2001 and discuss earnings expectations.

Slide 4 - Summary of Results

First, let's focus on the fourth quarter results.

Slide 5 - Improved Core Operating Results

The slowing economic environment continued during the fourth quarter of the year, however, First Charter posted record core operating earnings of $0.29 per share, an increase of 16% over fourth quarter of 1999. Furthermore, these results were on target with expectations management provided in October of 2000.

Slide 6 - Balance Sheet Growth

During the quarter, loans grew by $47 million due primarily to growth of commercial and consumer loans. Also included in this total, were approximately $12 million in consumer loans acquired as part of the four branches purchased during the fourth quarter. Concurrently, deposits increased $77 million, primarily as a result of the acquisition of these four banking branches.

Slide 7 - Minimized Margin Erosion

The slowing economic environment continued during the fourth quarter of the year. While the margin did decrease, this decrease was less than previously forecast. Several actions minimized the margin erosion. First, management continued its diligent efforts to price properly both sides of the balance sheet. Second, the impact of the fixed income portfolio restructuring, which began in the third quarter was realized. Additional restructuring, of the fixed income portfolio, was

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accomplished during the period. Finally, a portion of other borrowings were restructured to a more favorable rate. These key actions helped to minimize the impact of the margin compression.

Slide 8 - Maintained Asset Quality

First Charter Corporation maintained a stable asset quality position when comparing the fourth quarter to the third quarter. Non performing assets increased slightly to $29.6 million. Furthermore, other key asset quality ratios, including non accrual loans to total loans, non performing assets to total assets, and allowance for loan losses were flat quarter to quarter. Annualized quarterly net charge-offs did increase to 28 basis points of average loans, which represents the logical progression of classified assets throughout the workout process.

Management believes the allowance is adequate to cover the current risk of loss in the loan portfolio. First Charter will continue its vigilant management of asset quality and as conditions change, management will continue to take appropriate action.

Slide 9 - Non-Core Events

Several non core events occurred in the fourth Quarter. We recognized a gain on the sale of excess property. This gain was offset by our continued bond portfolio restructuring. In addition, there was a minimal write down in certain equity investments in which First Charter has a position. First Charter also established a charitable trust. Income from the trust will be used to make contributions to charitable causes in the communities we serve.

Slide 10 - Full Year 2000 Results

Now, I would like to discuss the full year 2000 results.

Slide 11 - GAAP Net Income

Generally Accepted Accounting Principles, or GAAP, net income includes all income recognized and all expenses incurred. First Charter's GAAP net income was $0.79 per share in 2000 compared to $1.11 per share in 1999. The 2000 results include after tax charges of $11.8 million or $0.35 per share taken in conjunction with our acquisitions of Carolina First Bancshares, Inc. and Business Insurers Group. The 1999 results include after tax gains of $2.3 million or $0.07 per share related primarily to the sale of loans and excess property.

Slide 12 - Improved Core Operating Results

First Charter posted record core earnings for 2000 of $1.16 per share, or an 11.5% increase over the $1.04 per share in 1999.

Slide 13 - Continued Balance Sheet Growth

During 2000, First Charter's net loans increased by nearly 10% to $2.2 billion. The loan growth was characterized by increased loan originations in commercial and consumer loans. By the end of the year, First Charter's deposits increased 10% to $2.0 billion with the majority of this

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increase coming in time deposits. This increase was aided by the four branch acquisition completed in the fourth quarter.

Slide 14 - Minimized Margin Erosion

The year 2000 began with strong consumer confidence and continued brisk economic activity. The Federal Reserve, concerned with rising commodity prices, a tight labor market and the wealth effect brought on by a euphoric stock market, raised interest rates three times or 100 basis points during the first half of 2000. This was in addition to the 75 basis point increase during the second half of 1999.

The impact of the Federal Reserve's actions put significant pressure on the margin. Asset growth and variable loan repricing maintained First Charter's margin in the first part of the year. As asset growth slowed and funding sources repriced to market rates during the third and fourth quarters, First Charter experienced net interest margin erosion, like many other financial institutions. As previously mentioned, First Charter took several actions to minimize the margin erosion.

Slide 15 - Management of Asset Quality

Rising interest rates added pressure to the operating margin of some clients causing them to experience cash flow problems. As a result, First Charter's non-performing assets increased to $29.6 million or 1.01% of total assets. For the year, net charge-offs increased to 20 basis points of average loans.

Based on our analysis of the loan portfolio, the allowance for loan losses was increased to 1.32% of loans at December 31, 2000 from 1.27% at December 31, 1999.

Management believes the allowance for loan losses is adequate to cover the current risk of loss in the portfolio. First Charter will continue its vigilant management of asset quality and as conditions change, management will continue to take appropriate action.

Slide 16 - Noninterest Income

Non interest income for 2000 increased 14% over 1999. This is the result of First Charter's continued emphasis on this portion of our revenue stream. In particular, we focused on service charge re-pricing opportunities and increased our emphasis on non traditional banking services including insurance, asset management and brokerage.

Slide 17 - Achievements

During 2000, First Charter devoted a significant amount of resources toward integrating several acquisitions. The most prominent acquisition was Carolina First, an $800 million multi-bank holding company, with three separate banking subsidiaries. In addition, we acquired four branch locations in western North Carolina and two insurance agencies, one in Shelby and one in Greensboro. These acquisitions continue to enhance the First Charter brand and improve our operating earnings.

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Slide 18 - Achievements (continued)

The previously mentioned acquisitions were integrated into our recently organized Community Bank and Corporate/Real Estate Divisions. Through six Regional Executives, our Community Bank Division is better positioned to leverage our community bank image and enhance service in each of our markets. Our Corporate/Real Estate Division allows for better management and improved cross sales efforts with our largest commercial and real estate clients.

We also implemented a proactive, "needs based" sales and service process for our entire company. This process provides our sales force with the tools to identify our clients' financial needs and to offer the appropriate First Charter product to satisfy their needs. Our sales force is poised to capitalize on this strategy in the year 2001.

We also continued to invest in the human resources necessary to compete in our market. As an example, we have added several key specialists to assist us in the management of our on-going operations. And, as if these initiatives were not enough to keep us busy, we allocated the resources necessary to plan for our new corporate center and evaluate a new core processing system. We will discuss these in more detail in the next phase of this presentation.

Slide 19 - Noninterest Expense

We were able to accomplish all of the initiatives, and still reduce our efficiency ratio by 5% to approximately 55%.

Slide 20 - 2001 Forecast

Now that we have reviewed the record results for both the fourth quarter and for the full year 2000, let's discuss the initiatives and projected results for First Charter in 2001.

Slide 21 - Summary of 2001 Forecast

The end of 2000 was characterized by slowing growth and waning consumer confidence. As we enter 2001, First Charter sees a very similar environment. Even in our dynamic markets, we believe growth will continue to slow. In addition, our assumptions include additional rate reductions, as the Federal Reserve attempts to ensure a "soft landing" of the economy. As First Charter moves in tandem with the surrounding market, our balance sheet growth will moderate. Our earnings for 2001 will be characterized by a consistent net interest margin, stable asset quality and several key initiatives which will unfold throughout the year. These factors will result in continued improvement in operating results.

Slide 22 - Moderate Balance Sheet Growth

For the year 2001, we anticipate the growth rate of loans and deposits to be between 7 and 8 percent. Our challenge will be growing core deposits through our expanded retail base and our recent "needs based" sales training.

Slide 23 - Consistent Margin

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We anticipate the net interest margin to remain in the 4.15% to 4.20% range for year 2001. Assuming a declining rate environment, our variable rate loans reprice with each rate decrease, compressing our margin. Therefore, as rates fall, our ability to maintain our margin will be dependent on the speed at which we can reprice our funding sources.

Slide 24 - Stable Asset Quality

The recent reduction of interest rates and the forecast for future rate decreases should begin to ease the pressure on our borrowing clients. Over time, First Charter should begin to see a stabilization in non performing assets, however, some increase in non performing assets is possible in the near term.

First Charter will continue its vigilant management of asset quality and as economic conditions change, management will continue to take appropriate action. First Charter will continue to maintain an adequate reserve for loan losses which may create a modest increase in the loan loss provision.

Slide 25 - Key Initiatives

First Charter will continue its focus on non interest income growth with several key initiatives during 2001. While our Community Bank Division is poised to capitalize on our sales and service strategy, as mentioned earlier, we intend to place increased emphasis on our non traditional banking services.

First, we will greatly expand our brokerage sales force. In addition to expanding our full service brokers from 9 to 12, we will be adding a platform sales program in our financial centers. These existing financial center employees will obtain a Series 6, 63 and insurance license, enabling them to sell mutual funds and annuities. Our goal is to have one of these licensed professionals in every financial center by the end of the year.

Secondly, in our Insurance Division we will be expanding our product offerings and delivery channels. We will use direct marketing to offer several new insurance products to our clients. In addition, we will add new insurance sales associates to our telephone call center.

Our Financial Management Group will leverage the human resources added in 2000 to increase assets under management.

Finally, we intend to maintain a competitive fee structure to ensure First Charter is receiving the market value for the services we provide. We have an initiative currently underway to identify and collect new fee income sources. As these key initiatives unfold throughout the year, we anticipate non interest income will continue to become a larger part of our revenue stream.

Slide 26 - Key Initiatives (continued)

During the first quarter of 2001, First Charter will begin to occupy our new corporate center. This 235,000 square foot facility will enable us to consolidate all of our staff functions, currently spread among six different locations.

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In addition, as a growth oriented financial institution, we have found our needs surpass the capabilities of our current core processing system. We anticipate converting to a new system during the second half of 2001.

The economic impact of these initiatives should be between $0.09 to $0.11 per share during 2001.

Slide 27 - Improved Operating Results

Based on the issues and initiatives outlined, we anticipate core diluted earnings per share growth to be between 3% and 6% or $1.20 to $1.23 per share. This would generate between $38 and $39 million of net income.

We expect our first quarter core diluted earnings per share to be between $0.28 and $0.30 per share.

Slide 28 - Summary

First Charter continues to improve our operating results by prudent balance sheet growth and active margin management. We will be vigilant in our management of asset quality, taking appropriate actions as economic conditions change. We will continue to increase non interest income and control non interest expense. We are looking forward to another year of growth in earnings as we continue to deliver our clients the key services they need.

Slide 29 - Logo

At this time, we will entertain questions, but we remind you of the disclosure limitations under Regulation FD.